Exhibit No. 99.1


                           Gyrodyne Company of America

                 Annual Shareholders Meeting - December 5th 2007

                               President's Remarks


Good morning and welcome.

Today, I will give you a brief overview of what has gone on at Gyrodyne over the course of the past year. In particular, I will clarify what we have said regarding our plans to maximize shareholder value as well as what steps we have taken to achieve that goal.

Last December, at our annual meeting, I reported that we were pursuing conversion of the Company to a real estate investment trust ( REIT ) and that, as a first step towards accomplishing that goal, we were beginning to align the Company's asset structure and income stream so as to enable the Company to qualify for REIT status under applicable guidelines. I also reviewed some of the primary benefits of converting:

The Company would basically be exempt from taxes on current operating income

Post-REIT appreciation in asset values would also be exempt from corporate tax

Shareholder value would be maximized since 90% of future operating income would be distributed to the Company's shareholders.

Additionally, I spoke of our strategic goal of creating one or more shareholder liquidity events in a reasonable amount of time and our need to reinvest the initial proceeds of $26.3 million from the condemnation in a tax efficient manner under Section 1033 of the Internal Revenue Code in order to avoid the payment of income taxes on the gain inherent in the condemnation.. I also reported that we would pursue entitlement rights for a highest and best use for the remaining 68 acres here at Flowerfield and continue the litigation with New York State for $158 million in additional compensation for the portion of the Flowerfield that was condemned by the State University of N.Y. at Stony Brook. Lastly,... I pledged that the Company would monitor and report back to you on the progress of the plans to develop the Callery-Judge Grove in Palm Beach County, Florida, an entity in which the Company is a limited partner.

With reference to preparing the Company for conversion to REIT status, I reported that we projected for the twelve month period beginning January 1, 2007 slightly over $3 million in gross total revenues and that we would meet the REIT guidelines and generate approximately 95% in REIT qualified income before payment of condemnation-related expenses, projected increased operating costs, and expenses related to enhancing the value of the Company assets. I also stated that we believed that in all likelihood the Company would not be profitable in the immediate future...and quoting from last year's meeting ..."our focus is to unlock and realize the value of all of our assets; that may necessitate that

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value recognition be accomplished at the expense of short term profitability".
As an example, although the decision would clearly impact current profitability, the Company elected to engage our condemnation counsel on an hourly fee basis, being billed as work progressed, rather than entering into a contingency arrangement that could have exposed the Company to much higher legal fees in the long run.

Here is a look at what has happened since our last annual meeting:

We converted to REIT status on Dec. 31, 2006, effective as of May 1, 2006. As a result, the financial statements contained in the Company's last Form 10-K Annual Report were prepared for the eight month period ended December 31, 2006.

A few months ago the Company announced that it had taken title to a ten building medical park located here on Long Island, in Port Jefferson, N.Y. The buildings have a 97% occupancy rate with mostly long term tenants and we are managing the property with our existing staff. We were able to assume a $5.5 million mortgage at an attractive interest rate towards the total purchase price of $8.9 million and are therefore about a third of the way toward completing the reinvestment of the Advance Payment of $26.3 million of condemnation proceeds in a tax efficient fashion. We believe the existing rental stream at Port Jefferson is somewhat below market and that, with a reasonable budget for physical improvements, rental revenues have the potential to adjust incrementally upwards.

I can also report that we are actively evaluating additional real estate investments in an effort to complete our reinvestment goals. In this regard, effective June 7, 2007, we created an Investment Committee of independent Directors chaired by Nader Salour who has an extensive and successful real estate background. The primary function of the committee is to consider management-proposed investment opportunities for approval by the Board. We have also broadened the pool of our existing stream of investment opportunities by executing a memorandum of understanding with a larger publicly traded REIT. That agreement outlines a joint venture platform under which we could make investments in commercial real estate together.

Due to the leverage created by the assumption of the existing mortgage in the Port Jefferson transaction, we were able to effect a shareholder liquidity event in April 2007 when the Board of Directors authorized a $4.00 per share special cash distribution to shareholders for a total of $5.1 million. That distribution represented 6% of the closing price of the stock as of the record date. Since the distribution constituted a return of capital and not a dividend for federal income tax purposes, there should be no current income tax consequences on receipt of the distribution. However, individual circumstances may vary, and you are urged to consult your personal tax advisor.

So, with regard to meeting the Company's goals of reinvesting the initial condemnation proceeds in a tax efficient manner and of creating one or more liquidity events in a "reasonable amount of time"... It is clear that we have indeed made significant progress in meeting those objectives over the course of the past year.

With regard to the accuracy of our financial projections and the steps taken to prepare the structure of the Company's assets and income stream to satisfy REIT qualifications, I can report the following... Based on results for the nine

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months ended Sept. 30, 2007, we should generate approximately $3 million in revenues in fiscal 2007. We continue to incur condemnation-related expenses which over the past few years have exceeded $1.2 million. We also continue to incur the costs associated with the development plan for the remaining acreage here at Flowerfield, and increased expenses related to our day to day operations and such other issues as compliance with Sarbanes Oxley requirements. The expenses associated with the proxy contests in the last two annual meetings alone could cost the Company approximately $700,000.

Through the nine months ended in September, we have incurred over $1.1 million in expenses relating to legal, accounting and other outside services, condemnation expenses, and corporate governance expenses. Additionally, we have capitalized $423,000 in expenses associated with the development plan for the Flowerfield property. As a result, the Company reported a loss from operations totaling $735K and after realizing a tax benefit, primarily resulting from the Port Jefferson acquisition, had net income of $91K for the period.

Following the taking of 245 acres in the condemnation, the Company's property at Flowerfield was reduced to 68 acres. In June of this year, we presented our plan to develop a 309 unit age restricted residential community at a public hearing in the Town of Smithtown. There are two major issues that all such development proposals must address... impacts on traffic patterns and increased pressure on the local school districts. In our application, we were able to show that our development plan would actually reduce peak hour traffic flows when compared to the existing use as a rental property with some 50 plus tenants. Additionally, since our plan is for an age restricted community there would be no impact on the local school district since the existing municipal code does not permit dependent children under the age of eighteen. From that standpoint, the plan has some very positive aspects and, thus far, has not been the subject of any significant opposition. We are currently in the SEQRA (State Environmental Quality Review Act) phase of our application which calls for completion of an environmental impact study.

In speaking of the Flowerfield property, I should also report that while year to date revenues are very comparable to the prior year, monthly revenue trends from the industrial park have been increased by 17% when comparing August of 2006 to August 2007, amounting to $107,485 and $125,558, respectively. Adding to our tenancies is no small feat when one considers the uncertainties and misinformation surrounding the future of the rental property operation due to both... the pending development plan and the condemnation proceedings.

In an August 22nd letter to shareholders, I reported on our limited partnership investment in the Callery-Judge Grove and how the Grove had suffered a setback in its application for a major high density development plan when it was denied by the County Commissioners of Palm Beach County, Florida. I also indicated our understanding that the Grove's general partner was considering alternative plans for a less dense development for the property. That premise was borne out recently when the Grove announced it had filed an application for the development of approximately 3,000 residential units pursuant to the guidelines established under the State of Florida's Agricultural Enclave Bill. That application is currently being processed.

Finally, there is the condemnation litigation. As previously reported, we have assembled a tremendously skilled team of expert witnesses and professionals to represent the Company's interest in this matter. As I also reported to you in my

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August letter to shareholders, despite the fact that the State of New York appraised the property for $26.3 million at the time of its taking, the State has now asked for yet another six month extension until May 2008 to produce another appraisal. Other than vigorously objecting to the State's requests for extensions, we have little control over this phase of the proceedings since the Court of Claims historically grants such requests by the State as a matter of course. We are prepared to exchange appraisals and expert witness lists with the State of New York and continue to be confident we can support our claim for compensation based on a highest and best use value for the property and the probability that such use could have been achieved.

Clearly, we understand that the value of the Company stock has declined since the end of 2006... but Gyrodyne is certainly not alone in witnessing this phenomenon! The entire stock market has been negatively impacted this year... and coupled with the downturn in the real estate market, publicly traded REIT's have suffered their worst declines in decades. We are not immune to these events and as a thinly traded Company with future valued assets, we have probably suffered disproportionately. For example, just last week we saw two days in which a total of 200 shares were traded per day at +/- $3.43... those $9,000 trades impact the market capitalization of the Company by $4.4 million.

Although the operating performance of the Company has been impacted by a variety of circumstances and economic events, it is important to compare the performance of an investment in Gyrodyne with other opportunities. I am pleased to note that we have done very well in that regard.

A $100.00 investment in Gyrodyne stock between the period of April 30, 2001 and the end of our third quarter, September 30, 2007, has grown by a cumulative total return of 224% to $323.65. This compares to a like investment in the Dow Jones Real Estate Index and the S & P 500 growing by 98% and 22%, to $198.32 and $122.19, respectively. The Gyrodyne results are based on a straight-line valuation between points of time without giving any consideration to the 10% stock dividend declared in 2002 or the $4.00 per share special distribution of this past April. Accounting for those two events raises the Gyrodyne shareholder returns to 283% which is three times the Dow Jones results and almost thirteen times the S&P performance... Gyrodyne's market capitalization grew in excess of 295% during this same timeframe.

Let me assure you that we are poised to make additional progress in executing the key points of our strategic plan.

The Company is in a strong position. We have approximately $15 million in cash and readily marketable securities and are perceived in the commercial real estate market as a qualified buyer with significant liquid assets; able to analyze an opportunity and act quickly. Although the number of investment opportunities coming to the market had shrunken dramatically during the year, we have seen a marked increase in new offerings recently and, although pricing remains high, we have looked at numerous transactions over the last two months. We believe that opportunities and pricing will become more attractive in the near term. As in the case of the Port Jefferson acquisition, future reinvestments of the Advance Payment proceeds from the condemnation will complete the deferral of some $8 million in taxes and create the potential for improving shareholder value... including the ability to consider additional liquidity events in one form or another.

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Based solely on comments made by the State of New York, we expect to exchange appraisals and expert witness lists pertaining to our claim for $158 million in additional compensation in 2008 and to be placed on the Court of Claims calendar to begin the formal process of litigating this matter.

We will press to expedite the development plan for the Flowerfield property and continue to apprise you of our progress. Additionally, we will monitor the Callery-Judge Grove development application and inform you on an ongoing basis.